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                                                                     EXHIBIT 3.1


Article III, Section 2 of the Bylaws has been amended to read as follows:

Section 2. Number and Term. The board of directors shall consist of seven (7)
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members and shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually.